Exhibit 99.2

FOR IMMEDIATE RELEASE November 3, 2010 Contact: David Sheridan Chief Financial Officer Seneca Gaming Corporation 716-501-2010

Seneca Gaming Corporation Announces $325 Million
Offering of Senior Notes Due 2018

NIAGARA FALLS, NEW YORK – Seneca Gaming Corporation (the “Company” or “SGC”) announced today that it has launched an offering for $325 million of senior notes due 2018.  The offering of the senior notes, which is subject to market availability as well as other conditions, will be made only to qualified institutional buyers and outside the United States in compliance with Regulation S.

The Company intends to use the net proceeds from the senior note offering, together with proceeds from other financing, to purchase its outstanding $500.0 million principal amount of 7-1/4% Senior Notes due 2012 pursuant to a tender offer and consent solicitation and to redeem or otherwise acquire any remaining outstanding 7-1/4% Senior Notes due 2012.

The senior notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

The senior notes are being offered only pursuant to an Offering Memorandum dated November 3, 2010.  Statements in this press release regarding the private offering of debt securities shall not constitute an offer to sell or a solicitation of an offer buy such securities.

This press release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with reference to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this press release, including, but not limited to our ability to ensure that our gaming options are unparalleled in the region; our ability to develop and implement effective solutions to the ongoing challenges confronting the gaming industry; our ability to continue to drive operating performance, promote stability and sound fiscal management, and provide the highest levels of service, quality and value to our patrons; and our ability to deliver an experience unparalleled in the region and financial results more favorable than our peers.

Additional information concerning potential factors that could affect SGC’s financial condition and  results of operations are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q .. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website www.senecagamingcorporation.com. SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.